Exhibit10.2

Kaiser Aluminum 2018-2020 Long-Term Incentive Plan

Management Objective:	The applicable measurable performance objective:

•
for 30% of the Performance Shares is the percentile ranking (“Relative TSR Ranking”) of the total shareholder return (“TSR”) of Kaiser Aluminum Corporation (the “Company”) over the period from January 1, 2018 through December 31, 2020 (the “Performance Period”) compared to the TSR of companies listed on Annex I hereto (each, a “Peer Company”), each of which is a member of the S&P 600 Small Cap Materials Sector index, over the Performance Period;

•
for 40% of the Performance Shares is the cost performance (“Cost Performance”) of the Company, measured against the Company’s total controllable cost (“Total Controllable Cost”), over the Performance Period; and

•
for 30% of the Performance Shares is the economic value added performance (“EVA Performance”) of the Company, measured by the consolidated adjusted pre-tax operating income of the Company (“PTOI”) less a capital charge, over the Performance Period.

TSR Performance Objective

The Relative TSR Ranking will be based on the Company’s relative stock performance against the Peer Companies, with any dividends being treated as being reinvested on the applicable ex-dividend date.

The beginning and ending share prices are determined using the 20 trading day averages preceding the beginning and the end of the applicable performance period, respectively.

Any Peer Company that is acquired during the Performance Period shall be omitted from the peer group and will not be included in determining the Relative TSR Ranking.

Any Peer Company that files for bankruptcy, or that has its shares delisted from its primary stock exchange because it fails to meet the exchange listing requirements (other than as a result of its acquisition), during the Performance Period shall remain in the peer group and will be ranked last for purposes of determining the Relative TSR Ranking.

The Relative TSR Ranking target is the 50th percentile (the “Target TSR Ranking”). The payout for TSR performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. The threshold performance required to potentially earn Performance Shares is a Relative TSR Ranking at the 25th percentile. The payout for TSR performance at the threshold level (a multiplier of 0.50x) is 25% of the applicable Performance Shares. If the Relative TSR Ranking is below the 25th percentile, no Performance Shares will be earned. If the Relative TSR Ranking is greater than the 90th percentile, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on TSR Percentile Ranking will be determined by straight line interpolation between the measuring points based on the Relative TSR Ranking as follows:

TSR Percentile Ranking <25th percentile 25th percentile 50th percentile 75th percentile ≥90th percentile	Multiplier 0.00x 0.50x 1.00x 1.50x 2.00x

If the TSR of the Company over the Performance Period is negative, then the multiplier shall be capped at 1.00x.

Cost Performance Objective

The Company’s Cost Performance is measured as a percentage of the average annual increase or decrease in Total Controllable Cost over the Performance Period as compared with the Total Controllable Cost for 2017. The baseline reflects 2017 costs/performance flexed for volume and mix.

Total Controllable Cost shall equal the sum of the Company’s (1) controllable variable conversion cost (“Variable Cost”) and (2) controllable plant overhead and selling, general and administrative expenses (“Overhead Cost”) as more fully described to the Company’s compensation committee (the “Committee”).

The Cost Performance target is a 0% annualized cost increase requiring the offset of underlying inflation (the “Target Cost Performance”). The payout for Cost Performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. If the Cost Performance is equal to or greater than a 3% annualized cost increase, no Performance Shares will be earned. If the Cost Performance equals or exceeds a 3% annualized cost reduction, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on Cost Performance will be determined by a straight line interpolation based on Cost Performance as follows:

Cost Performance ≥3% annualized cost increase 0% annualized cost increase ≥3% annualized cost reduction	Multiplier 0.00x 1.00x 2.00x

EVA Performance Objective

For each year of the Performance Period, EVA will equal (1) PTOI less (2) 15% of adjusted net assets as of the end of the immediately preceding year (“Net Assets”).

In determining EVA for a particular year:

Net Assets will equal total assets less total liabilities of our Consolidated financial statements, subject to adjustments to:

•	remove discontinued operations and legacy environmental accruals;
•	remove VEBA related assets and liabilities;
•	exclude financing items;
•	exclude capital expenditures in progress at prior year end;
•	add prorated value of current year capital projects or acquisitions larger than 1% of prior year Net Assets except to the extent necessary to avoid over-stating Net Assets;
•	exclude income tax related assets and liabilities;
•	exclude mark-to-market assets and liabilities relating to hedging activities except for those relating to option premiums;
•	exclude cash, cash equivalents and short-term investments; and
•	address other items as recommended by the Company’s Chief Executive Officer and approved by the Committee.

PTOI will be adjusted to:

•	exclude non-cash LIFO inventory charges (benefits);
•	exclude non-cash mark to market and lower of cost or market adjustments;
•	amortize the following non-recurring activities over three calendar years with the first year being the year of the initial charge if the value exceeds one percent of prior year Net Assets:
- Restructuring charges;
- Gains or losses resulting from asset dispositions;
- Labor stoppage costs; and
- Asset impairment charges;
•	exclude discontinued operations and legacy environmental income and expenses;
•	exclude unrealized mark-to-market gains (losses) related to hedging activities;
•	exclude VEBA related income and expense;
•	exclude workers compensation gains (expenses) caused by changes in the discount rate; and
•	address other items as recommended by the Company’s Chief Executive Officer and approved by the Committee.

The EVA Performance target is is an amount specified by the Committee
(the “Target EVA Performance”). The payout for EVA Performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. If the EVA Performance is equal to or less than the threshold amount specified by the Committee, no Performance Shares will be earned. If the EVA Performance is greater than or equal to the maximum EVA performance specified by the Committee, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on EVA Performance will be determined by a straight line interpolation based on EVA Performance as follows:

EVA Performance ≤ [Threshold EVA Performance] [Target EVA Performance] ≥ [Maximum EVA Performance]	Multiplier 0.00x 1.00x 2.00x

Determination of Number of Performance Shares Potentially Earned:	The number of Performance Shares earned, if any, will be determined as follows:

• Following December 31, 2020, the Committee will approve a multiplier (“LTI Multiplier”) for each of the performance metrics described above based on the Company’s performance.

•
The number of Performance Shares earned, if any, will equal the sum of the product (rounded down to the nearest whole number) of (1) the number of Performance Shares granted under each performance metric and (2) one-half of the LTI Multiplier determined based on each of the applicable Company performance metrics (rounded to the nearest whole percentage point); provided, however, such number will not exceed the number of Performance Shares granted hereunder.

The Committee will approve the LTI Multiplier not later than March 15, 2021.

Administrative Provisions:	Additional administrative provisions are reflected in the terms of the applicable grant documents.

Annex I

Peer Company List

AKS	AK Steel Holding Corporation	KRA	Kraton Corporation
ASIX	AdvanSix Inc.	KS	Kapstone Paper and Packaging Corporation
AVD	American Vanguard Corporation	KWR	Quaker Chemical Corporation
BCC	Boise Cascade Company	LXU	LSB Industries, Inc.
BCPC	Balchem Corporation	MTRN	Materion Corporation
CCC	Calgon Carbon Corporation	MYE	Myers Industries, Inc.
CENX	Century Aluminum Company	NGVT	Ingevity Corporation
CLW	Clearwater Paper Corporation	NP	Neehah, Inc.
DEL	Deltic Timber Corporation	RYAM	Rayonier Advanced Materials Inc.
FF	FutureFuel Corporation	SCL	Stepan Company
FTK	Flotek Industries, Inc.	SHLM	A. Schulman, Inc.
FUL	H.B. Fuller Company	SWM	Schweitzer-Mauduit International, Inc.
GLT	P. H. Glatfelter Company	SXC	SunCoke Energy, Inc.
HAYN	Haynes International, Inc.	TG	Tredegar Corporation
HWKN	Hawkins, Inc.	TMST	TimkenSteel Corporation
IOSP	Innospec Inc.	USCR	U.S. Concrete, Inc.
IPHS	Innophos Holdings, Inc.	ZEUS	Olympic Steel, Inc.
KOP	Koppers Holdings Inc.